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EXHIBIT 2.2

                           FLUID MEDIA NETWORKS, INC.

                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (the "Merger Agreement") dated as of May 17, 2007, is by and between Fluid Media Networks, Inc., a Delaware corporation ("Parent"), and FMN Merger Co., a Nevada corporation ("Merger Sub").

     WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved this Merger Agreement; and

     WHEREAS, the merger is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, the parties hereby agree as follows:

1. THE MERGER. Parent shall be merged with and into Merger Sub (the "Merger"), in accordance with this Merger Agreement, the Nevada Revised Statutes, as amended (the "NRS") and the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time (as defined in Section 2 below), the separate existence of Parent shall terminate and Merger Sub shall continue in existence as the surviving corporation (the "Surviving Corporation").

2. EFFECTIVE TIME OF MERGER. The Merger shall become effective upon the later of
(a) the filing with the Secretary of State of the State of Delaware of a Certificate of Merger executed in accordance with the relevant provisions of the DGCL or (b) the filing with the Secretary of State of the State of Nevada of Articles of Merger executed in accordance with the relevant provisions of the NRS (such later date and time being the "Effective Time").

3. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be "Fluid Media Networks, Inc."

4. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation and the By-Laws of Merger Sub as in effect at the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

5. DIRECTORS AND OFFICERS. From and after the Effective Time, the directors and officers of Parent shall continue in office as the directors and officers of the Surviving Corporation.

6. SUCCESSION. From and after the Effective Time, the Surviving Corporation shall succeed, in accordance with the DGCL and the NRS, to all of the rights, assets, liabilities and obligations of Parent; and the title to any real estate vested by deed or otherwise, in either of Parent and/or the Surviving Corporation, shall not revert or be in any way impaired by reason of the Merger, and all rights of creditors and all liens on any property of either of said corporation shall be reserved unimpaired, and all debts, liabilities and duties


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of said corporations shall, as of the Effective Date, attach to the Surviving
Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it, and any claim existing or action or proceeding pending by or against any of said corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. The employees and agents of Parent shall become the employees and agents of the Surviving Corporation and shall continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Parent.

7. FURTHER ASSURANCES. From time to time as and when requested by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Parent and/or the Surviving Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, protect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interest, assets, right, privileges, immunities, powers, franchises, and authority of Parent, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Parent, or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

8. TREATMENT OF SECURITIES.

(a) SHARES OF MERGER SUB COMMON STOCK. As of the Effective Time, automatically and without further action, all shares of the Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding or held in treasury immediately before the Effective Time, shall be cancelled.

(b) SHARES OF PARENT COMMON STOCK. As of the Effective Time, automatically and without further action, each share of the Common Stock, $0.0001 par value per share, of Parent that is issued and outstanding or held in treasury immediately before the Effective Time shall be converted into one (1) share of the Common Stock, $0.0001 par value per share, of the Surviving Corporation.

(c) SHARES OF PARENT SERIES A PREFERRED STOCK. As of the Effective Time, automatically and without further action, there shall be issued to each holder of a share of the Series A Preferred Stock, $0.0001 par value per share, of Parent and to each person or entity that has subscribed and paid for a share of the Series A Preferred Stock, $0.0001 par value per share, of Parent, in full satisfaction of all obligations with respect to such subscription, one (1) share of the Series A Preferred Stock, $0.0001 par value per share, of the Surviving Corporation.

(d) SHARES OF PARENT SERIES B PREFERRED STOCK. As of the Effective Time, automatically and without further action, there shall be issued to each holder of a share of the Series B Preferred Stock, $0.0001 par value per share, of Parent and to each person or entity that has subscribed and paid for a share of the Series B Preferred Stock, $0.0001 par value per share, of Parent, in full satisfaction of all obligations with respect to such subscription, one (1) share of the Series B Preferred Stock, $0.0001 par value per share, of the Surviving Corporation.


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(e) SHARES OF PARENT SERIES C PREFERRED STOCK. As of the Effective Time,
automatically and without further action, there shall be issued to each holder of a share of the Series C Preferred Stock, $0.0001 par value per share, of Parent and to each person or entity that has subscribed and paid for a share of the Series C Preferred Stock, $0.0001 par value per share, of Parent, in full satisfaction of all obligations with respect to such subscription, one (1) share of the Series C Preferred Stock, $0.0001 par value per share, of the Surviving Corporation.

(f) EXCHANGE OF CERTIFICATES. From and after the Effective Time, the certificates formerly representing shares of Parent capital stock that have been converted into shares of the Surviving Corporation's capital stock in accordance with this Merger Agreement shall thereafter represent the shares of the Surviving Corporation's capital stock into which the shares of Parent capital stock have been so converted, regardless of whether such certificates are surrendered to the Surviving Corporation, PROVIDED, HOWEVER, that the Surviving Corporation shall not be obligated to issue new certificates evidencing such shares of its capital stock unless and until the old certificates are either delivered to the Surviving Corporation, or in any particular case the registered holder thereof notifies the Surviving Corporation that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Surviving Corporation to indemnify the Surviving Corporation and its officers, directors, employees, agents, and representatives, including without limitation its transfer agents, from and against any loss or damage incurred in connection therewith, which indemnity shall include posting of a bond or other surety acceptable to the Surviving Corporation when reasonably requested by the Surviving Corporation.

(g) NO FURTHER OWNERSHIP RIGHTS IN SHARES OF PARENT STOCK. Except for the right to receive shares of capital stock of the Surviving Corporation as provide in the Merger Agreement, as of the Effective Time all rights of holders of capital stock of Parent shall terminate and be of no further force and effect.

(h) OPTIONS, WARRANTS, CONVERTIBLE NOTES AND OTHER RIGHTS. As of the Effective Time, automatically and without further action, each option, warrant, convertible note or other security convertible into or exchangeable for shares of any class of capital stock of Parent, or other right to otherwise acquire capital stock of Parent, issued and outstanding immediately prior to the Effective Time (each an "Old Stock Right"), shall remain in full force and effect, provided, that the holders of such Old Stock Rights shall be entitled to receive upon exercise or conversion thereof the number of shares of the class or series of capital stock of the Surviving Corporation to which such holder would have been entitled had such Old Stock Right been exercised or converted immediately prior to the Effective Time, adjusted as provided in the agreements or instruments governing such Old Stock Rights.

9. STOCK OPTION AND GRANT PLAN. Except as otherwise provided herein, automatically and without further action, as of the Effective Time, the 2005 Fluid Audio Networks, Inc. Incentive Option Plan shall become the Incentive Option Plan of the Surviving Corporation.

10. SHAREHOLDER APPROVAL. This Merger Agreement shall be submitted to a vote of the shareholders of Parent in accordance with the DGCL and the NRS and the Merger shall not be effective unless this Merger Agreement is approved by the shareholders of Parent.


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11. TAX TREATMENT. It is intended by the parties hereto that, for United States federal income tax purposes, the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Parent and Merger Sub each shall be a party, within the meaning of Section 368(b) of the Code, to the reorganization. The parties hereto hereby adopt this Merger Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Accordingly, both prior to and after the Effective Time, each parties' books and records shall be maintained, and all tax returns and schedules thereto shall be filed, in a manner consistent with the Merger being qualified as a tax-free merger under Section 368(a) of the Code.

12. AVAILABILITY OF MERGER AGREEMENT. An original or attested copy of this Merger Agreement shall be kept on file at the principal executive office of the Surviving Corporation and shall be available for inspection and copying by any stockholder of the Surviving Corporation upon request and without charge.

13. AMENDMENT, TERMINATION OR ABANDONMENT. This Merger Agreement may be amended and the Merger may be terminated, delayed and/or abandoned at any time before the Effective Time by action of the Board of Directors of Parent, notwithstanding the approval hereof or thereof by the shareholders of Parent, except to the extent prohibited by applicable law.

14. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent and Merger Sub will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger in accordance with this Merger Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Merger Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Merger Sub, the officers and directors of Parent and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

15. MISCELLANEOUS.

(a) PARTIAL INVALIDITY. Wherever possible each provision of this Merger Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Merger Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Merger Agreement.

(b) COUNTERPARTS. This Merger Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. In pleading or proving this Merger Agreement, it shall not be necessary to produce or account for more than one counterpart of this Merger Agreement duly executed by the party to be charged.


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(c) CAPTIONS. The captions of sections of this Merger Agreement are for convenience of reference only, and shall not affect the interpretation or construction of this Merger Agreement.

(d) BINDING EFFECT AND BENEFITS; NO THIRD-PARTY BENEFICIARIES. This Merger Agreement shall bind and inure to the benefit of Parent and Merger Sub and their respective successors-in-interest. Nothing in this Merger Agreement shall confer any rights or remedies on any person or entity other than Parent and Merger Sub and their respective successors-in-interest.


     Executed and delivered as an agreement under seal as of the date first above written.

FMN MERGER CO.                            FLUID MEDIA NETWORKS, INC.



By:______________________________         By:_______________________________
   Justin Beckett,                           Justin Beckett,
   Chief Executive Officer                   Chief Executive Officer


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